Exhibit 99.1

JOINT FILING AGREEMENT

Additional Reporting Person (a):	Merck Serono SA
Address:	Zone Industrielle 1267 Coinsins, Switzerland
Additional Reporting Person (b):	Merck KGaA
Address:	Frankfurter Str. 250 64293 Darmstadt, Germany
Designated Filer:	Ares Trading SA
Issuer and CUSIP:	Intrexon Corporation (46122T102)

Dated: January 7, 2019

ARES TRADING SA		ARES TRADING SA

By:	/s/ Cédric Hyde	By:	/s/ Luigia Bocola

Name:	Cédric Hyde	Name:	Luigia Bocola

Title:	CFO	Title:	Finance Manager

MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY		MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY

By:	/s/ Cédric Hyde	By:	/s/ Tearaboth Te

Name:	Cédric Hyde	Name:	Tearaboth Te

Title:	CFO	Title:	Treasury Director

MERCK KGAA, DARMSTADT, GERMANY		MERCK KGAA, DARMSTADT, GERMANY

By:	/s/ Rando Bruns	By:	/s/ Tim Nielsen

Name:	Rando Bruns	Name:	Tim Nielsen

Title:	Head of Treasury	Title:	Head of Capital Markets